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FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES FOURTH QUARTER AND FY 2009 FINANCIAL RESULTS

•	Non-infant formula nutritional sales of $10.6 million, increase of 32% over prior year’s fourth quarter

•	Record quarterly gross margin of 43.8%

•	Fourth quarter total revenue of $87.6 million and earnings per diluted share of $0.33

•	Full year 2009 total revenue of $345.2 million and earnings per diluted share of $1.22

COLUMBIA, Md., December 16, 2009 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the fourth quarter and fiscal year ended October 31, 2009. Revenues for the fourth quarter were $87.6 million, down 3% from $90.4 million in the fourth quarter of fiscal 2008. Net income was $11.0 million, or $0.33 per diluted share, for the fourth quarter of fiscal 2009, a 5% increase compared with $10.5 million, or $0.31 per diluted share, in last year’s fourth quarter. The fourth quarter of fiscal 2008 included a non-recurring tax benefit of $1.5 million. Excluding this tax benefit, the fiscal 2008 fourth quarter earnings would have been $8.9 million, or $0.27 per diluted share. Compared to these prior year non-GAAP amounts, the Company’s net income rose by 24% in the fourth quarter of fiscal 2009 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Commenting on the quarter and year, Chief Executive Officer Steve Dubin said, “Martek’s solid fiscal 2009 financial results, though impacted by the many global economic factors affecting business in general, reflect the quality of Martek’s products and the desire of consumers to improve their health and well-being, even in times of economic uncertainty. Sales to our infant formula customers decreased by 5% from 2008 primarily due to the de-stocking issues we have previously discussed as well as declining U.S. birth rates; however, our sales of DHA outside of infant formula increased by over 25% in fiscal 2009, with record quarterly sales achieved in Q4 2009.  This increase was substantial in light of the global economy. I expect formula sales to increase slightly in 2010, as we believe that continued growth in international markets is expected to more than offset the impact of declining U.S. births or any additional de-stocking of inventory by our customers.”

Mr. Dubin continued, “I also believe we are well-positioned for another year of strong growth in our non-formula markets with a number of new product launches from current customers set to go over the next two quarters and important new customers coming into the market with products over the next several months. Our pre-tax earnings improvement of just over 10% in fiscal 2009 was achieved by controlling costs and by improving the efficiencies of our production processes. Our continuous efforts to improve our manufacturing efficiencies coupled with additional decreases in our ARA costs should result in further gross margin improvements in 2010 and, along with an expected increase in sales, should further improve our profitability over 2009. We also made significant progress on our product pipeline in 2009 and we will be sharing information about these exciting developments publicly early next year.”

Revenue Summary

Product sales in the fourth quarter of fiscal 2009 decreased to $81.9 million from $86.6 million in the fourth quarter of fiscal 2008. The revenue decrease in the current year’s fourth quarter was caused largely by declines in infant formula revenues due to the continuing effects of de-stocking by certain infant formula customers as well as slight declines in the number of births in the U.S. These revenue declines were partially offset by non-infant formula nutritional revenues of $10.6 million in the fourth quarter of fiscal 2009 which represents a 32% increase from last year’s fourth quarter. A breakdown of product sales by market for the fourth quarter and fiscal year periods (in thousands) follows:

	Three months ended
	October 31,			Year ended October 31,
			%			%
	2009	2008	incr (decr)	2009	2008	incr (decr)
Infant formula market	$70,370	$77,259	(9%)	$285,664	$300,742	(5%)
Food and beverage market	2,414	2,638	(8%)	10,692	10,431	3%
Pregnancy and nursing, nutritional supplements and animal feeds	8,219	5,411	52%	28,615	20,835	37%
Non-nutritional products	914	1,336	(32%)	4,164	4,601	(9%)

Total product sales	$81,917	$86,644	(5%)	$329,135	$336,609	(2%)

In addition, contract manufacturing and services revenues in the fourth quarter totaled $5.7 million, compared with $3.7 million a year ago. This increase was due primarily to the continued production of shikimic acid, a starting material used to produce an anti-viral drug for the treatment of influenza, as well as the initial revenues associated with Martek’s joint development agreement with a subsidiary of BP p.l.c. (“BP”) for work on microbial oils for use as biofuels. As previously communicated, the Company anticipates exiting most of its historical contract manufacturing activities over the course of fiscal 2010; however, its development services with BP are expected to continue through at least 2011.

Gross Margin and Operating Expenses

Overall gross margin for the fourth quarter of fiscal 2009 was 43.8%, a significant increase over the 41.3% gross margin realized in the fourth quarter of fiscal 2008. The continued improvement resulted largely from ARA cost reductions and DHA productivity increases.

Research and development expenses in the fourth quarter of fiscal 2009 were $6.9 million, essentially flat compared to the corresponding quarter of last year. Research and development expenses in fiscal 2009 were $27.4 million, or 8.0% of revenue, a slight increase, on a percentage of revenue basis, from research and development spending levels in fiscal 2008. Martek’s research and development focuses on both broadening the market applications for the Company’s life’sDHA™ as well as leveraging the Company’s microbial technology to develop new product offerings. The Company continues to expect quarter-to-quarter fluctuations in research and development expenses mainly due to the timing of outside services, including third-party clinical trial services.

During the fourth quarter of fiscal 2009, selling, general and administrative expenses (“SG&A”) were $12.6 million, a decrease from $13.4 million in last year’s fourth quarter. For the full fiscal year 2009, SG&A expenses as a percentage of revenue were approximately 14.5%, compared to 15.4% in fiscal 2008. The Company closely managed its SG&A spending levels and for fiscal 2009, SG&A was lower than in fiscal 2008 on both a percentage of revenue and absolute dollar basis.

Financial Position

As of the end of the fourth quarter, Martek had $141.1 million in cash and cash equivalents, a minimal amount of debt and the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing. For the fiscal year ended October 31, 2009, the Company generated $65.8 million of cash from operating activities. Martek’s year-end inventory value of approximately $116 million is consistent with previously disclosed expectations and reflects a reduction of over 7% from amounts held at the end of the Company’s third quarter.

Significant Recent Events

•	Federal Circuit Rules in Martek’s Favor in Appeal of Patent Infringement Case – In September 2009, the United States Court of Appeals for the Federal Circuit ruled in Martek’s favor in appeal proceedings related to a patent infringement lawsuit between Martek and Lonza, Ltd., Nutrinova Inc. and Nutrinova Nutrition Specialties & Food Ingredients GmbH (collectively “Lonza”). The appeals involve Lonza’s U.S. sale and use of DHA in functional foods and dietary supplements and do not involve Martek’s core infant formula patents. The Federal Circuit ruled in Martek’s favor on all four of the patents in question. One of the patents has been remanded to the District Court of Wilmington, Delaware for further proceedings.

•	Multi-Year Sole-Source Infant Formula Supply Agreement – Martek entered into a multi-year, sole-source infant formula supply agreement with leading global dairy company Fonterra Co-operative Group Limited (“Fonterra”). Under the Fonterra agreement, Martek will supply its life’sDHA™ and life’sARA™ for all infant formula products manufactured by Fonterra and sold in Malaysia, Indonesia and China. Fonterra will also be using Martek’s life’sDHA™ in its milk-based Annum™ Materna products for pregnant and nursing mothers sold in Indonesia, Taiwan, Hong Kong, the Philippines, Malaysia, Vietnam, Singapore, Thailand and China.

•	Non-Infant Formula Product Launches – New non-infant formula nutritional products with Martek’s life’sDHA™ were recently launched including Nutrioli® — DHA Cooking Oil (Ragasa - Mexico), Natrel Omega-3 Milk 2% (Agropur — Canada), Yogurt and Sweet Milk Beverages (Yantang Loby — China), Sugarless Bliss™ Dark Chocolate and Cupcakes with DHA (Diat Foods – India), Vaalia® Drinkable Yogurt (Parmalat – Australia) and pregnancy and nursing products PreferaOB + DHA™ (Alaven Pharmaceuticals — United States) and up&up™ DHA (Target — United States).

•	New Scientific Data Published on DHA and ARA – The benefits of DHA and ARA supplementation were recently discussed in the following publications:

•	The American Journal of Clinical Nutrition (December 2009) reported 12-year follow-up data from over 1,800 people who had participated in the Age-Related Eye Disease Study evaluating the development of Age-Related Macular Degeneration (“AMD”). At the end of the 12-year period, information was graded to determine each individual’s AMD status and comparisons were made with the intake of DHA, EPA, and the combination of DHA and EPA. Results showed that individuals who consumed the highest amounts of DHA alone or in combination with EPA had the lowest level of progression to AMD. EPA alone did not show a benefit.

•	In the Journal of Pediatric Gastroenterology and Nutrition (online October 2009), the ESPGHAN Committee on Nutrition updated their 1987 guidelines regarding the nutrient requirements of preterm infants. These new guidelines now include significant information regarding the importance of both DHA and ARA for the preterm infant. The Committee recommended that along with the other nutrients required for optimal development, DHA and ARA should be included in preterm infant formula to provide 11-27 mg/100 Kcal for DHA and 16-39 mg/100 Kcal for ARA. Any EPA present should not exceed 30 % of DHA supply. These recommended inclusion levels are equal to or greater than the inclusion levels generally found in preterm infant formulas currently marketed in the United States.

•	A study was published in Circulation (December 2009) in which, from 1984 to 1989, the serum fatty acids of 2,174 healthy men, age 42 to 60 years were measured. At the average follow-up period of 17.7 years, information regarding any previous diagnosis of atrial fibrillation (“AF”), a common cardiac arrhythmia, was compared to baseline fatty acid status. Results showed that DHA, and only DHA, and not EPA or ALA, was associated with a reduced risk for developing AF. Compared to the reference group, subjects in the highest DHA quartile had a 38% lower risk for developing AF.

Financial Guidance

Martek expects total revenues for the first quarter of fiscal 2010 to be between $85 million and $89 million with first quarter infant formula revenue projected to be between $67 million and $71 million reflecting an additional impact of the customer de-stocking first experienced in fiscal 2009. First quarter non-infant formula nutritional revenue is projected to be between $10 million and $11 million, and contract manufacturing and services revenue is projected to be between $5.0 million and $6.0 million. First quarter gross margin is expected to be between 43.5% and 44.5%. Excluding due diligence costs incurred (see next paragraph), net income for the first quarter is projected to be between $9.6 million and $10.7 million, and diluted earnings per share are projected to be between $0.29 and $0.32.

As discussed previously, the Company has an ongoing process of evaluating potential merger and acquisition candidates that will support Martek’s future growth and expand its product offerings. Related to these continuing evaluations, the Company’s first quarter expenses will include due diligence costs, which to date are approximately $1.0 million, or $0.02 per diluted share. After including these non-recurring expenses, net income for the first quarter is projected to be between $8.9 million and $10.0 million, and diluted earnings per share are projected to be between $0.27 and $0.30. No agreements have been reached and there is no assurance that the Company will complete any acquisitions in the near term.

With respect to fiscal 2010, Martek anticipates modest growth in infant formula revenues, most of which is expected to take place in the second half of the year, as penetration in the overseas markets is expected to outpace any decreases domestically due to declining birth rates. Moreover, meaningful growth is projected in the non-infant formula category during fiscal 2010 fueled, in part, by certain new customers that are expected to launch products in fiscal 2010. On an overall basis, the Company expects growth in both revenues and profitability over fiscal 2009 with profitability growing at a higher rate than revenues primarily due to improvements in gross profit margins.

Reconciliation of GAAP to Non-GAAP Net Income Measure

The Company makes reference in this release to non-GAAP presentations of fiscal 2008 net income and earnings per share that excludes certain non-recurring tax benefits. We are providing this information to assist investors in comparing the results of the current periods to those in the prior year periods when the non-recurring items were present. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein ($ in thousands):

	Three months ended
	October 31,			Year ended October 31,
	2009	2008		2009	2008
Net income, as reported under GAAP	$11,039	$10,464		$40,590	$37,667
Deduct: Non-recurring income tax benefits	—	(1,540)	(a)	—	(1,540)	(a)

Non-GAAP net income measure	$11,039	$8,924		$40,590	$36,127

Non-GAAP diluted earnings per share	$0.33	$0.27		$1.22	$1.09

(a) Relates primarily to certain previously unrecognized income tax credits

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its fourth quarter results and fiscal 2010 outlook at 4:45 p.m. Eastern Time on Wednesday, December 16, 2009. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on January 16, 2010.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets; (2) its expectations regarding customer stocking or de-stocking of inventory; (3) its expectations regarding revenue, gross margin, operating expenses and income for the first quarter of and full fiscal year 2010; (4) its expectations regarding launches by customers of products containing Martek’s life’sDHA™ and future revenues associated with Martek’s contract manufacturing and collaborative services with BP; and (5) possible acquisition activities. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2008 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Unaudited Condensed Consolidated Statements of Income Data

	Three months ended
	October 31,		Year ended October 31,
	2009	2008	2009	2008
Revenues:
Product sales	$81,917	$86,644	$329,135	$336,609
Contract manufacturing and services	5,672	3,708	16,062	15,753

Total revenues	87,589	90,352	345,197	352,362

Cost of revenues:
Cost of product sales	45,048	49,838	182,385	192,848
Cost of contract manufacturing and services	4,151	3,174	14,252	14,000

Total cost of revenues	49,199	53,012	196,637	206,848

Gross margin	38,390	37,340	148,560	145,514

Operating expenses:
Research and development	6,938	7,145	27,448	26,223
Selling, general and administrative	12,616	13,412	50,027	54,181
Amortization of intangible assets	1,479	1,947	6,389	7,422
Other operating expenses	124	914	1,080	1,504

Total operating expenses	21,157	23,418	84,944	89,330

Income from operations	17,233	13,922	63,616	56,184
Interest income (expense) and other, net	1	274	428	1,137

Income before income tax provision	17,234	14,196	64,044	57,321
Income tax provision	6,195	3,732	23,454	19,654

Net income	$11,039	$10,464	$40,590	$37,667

Basic earnings per share	$0.33	$0.32	$1.22	$1.14

Diluted earnings per share	$0.33	$0.31	$1.22	$1.13

Shares used in computing basic earnings per share	33,253	33,124	33,207	32,951
Shares used in computing diluted earnings per share	33,424	33,441	33,363	33,284

Unaudited Condensed Consolidated Balance Sheets Data

		October 31,	October 31,
		2009	2008
Assets:
	Cash and cash equivalents	$141,063	$102,495
	Short-term investments	7,301	—
	Accounts receivable, net	44,304	40,438
	Inventories, net	116,179	99,553
	Other current assets	5,240	4,866
	Property, plant and equipment, net	252,279	265,900
	Deferred tax asset	24,303	38,356
	Long-term investments	4,495	11,336
	Goodwill and other, net	94,653	83,037

Total assets		$689,817	$645,981

Liabilities and stockholders’ equity:
	Current liabilities	$34,756	$47,342
	Deferred tax liability	10,091	—
	Other non-current liabilities	8,826	10,056
	Stockholders’ equity	636,144	588,583

Total liabilities and stockholders’ equity		$689,817	$645,981

Unaudited Condensed Consolidated Cash Flow Data

	Year ended October 31,
	2009	2008
Operating activities:
Net income	$40,590	$37,667
Non-cash items	59,078	49,844
Changes in operating assets and liabilities, net	(33,846)	19,037

Net cash provided by operating activities	65,822	106,548

Investing activities:
Sale (purchase) of investments and marketable securities, net	200	(8,450)
Expenditures for property, plant and equipment	(8,932)	(9,785)
Capitalization of intangible assets	(18,535)	(3,895)

Net cash used in investing activities	(27,267)	(22,130)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(118)	(8,917)
Proceeds from equity transactions, net	131	10,021

Net cash provided by financing activities	13	1,104

Net change in cash and cash equivalents	38,568	85,522
Cash and cash equivalents, beginning of period	102,495	16,973

Cash and cash equivalents, end of period	$141,063	$102,495